Exhibit 10.35
CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE
BEEN REDACTED AND HAVE BEEN SEPARATELY FILED
WITH THE COMMISSION.
EXCLUSIVE MARKETING AGREEMENT
This Agreement, dated as of December 5, 2005, is made and entered into by and between: Alkem Laboratories Ltd, a company incorporated under the laws of the Republic of India (hereinafter referred to as “Alkem”) and Oculus Innovative Sciences, Inc., a company incorporated under the laws of the State of California, USA (hereinafter referred to as “Supplier”);
WHEREAS:
(a)	the Supplier has represented to Alkem that they are in the business of manufacturing a ‘super oxidized solution’ (the ‘Product’) for use as a disinfectant, sterilant application, etc;

(b)	Alkem is a well diversified pharmaceutical company having interalia its own research, manufacturing and marketing facilities. Further, Alkem also sells various hospital supplies and medical devices and has considerable experience in the marketing, sale and servicing of such supplies and devices;

(c)	the Supplier has represented to Alkem that, in relation to the Product, they have proprietary rights in a US patent bearing number 60/533,583 and its derivative filings through September 15 2005, and which is more particularly identified by them as “The Microcyn Technology” (the ‘Technology’);

(d)	the Supplier has represented to Alkem that their aforesaid patented technology also enjoys statutory patent protection in numerous other countries;

(e)	the Supplier has represented to Alkem that they have made a PCT application in respect of their aforesaid patent, wherein India is a designated country. Further, the Supplier has represented to Alkem that they have entered the ‘National Phase’ in India, and that they shall take all steps necessary to secure patent protection for their Microcyn Technology in India and Nepal;

(f)	the parties to this agreement have, in Phase I of their relationship, entered into a Memorandum Of Understanding dated the 19th of September 2005.

(g)	as envisaged in the said MOU, this Exclusive Marketing Agreement marks the commencement of Phase II in the relationship between the parties to this agreement;

(h)	in this Phase II the Supplier desires that Alkem market, distribute and sell the Supplier’s proprietary/patented products in the Territory, and Alkem desires to market, distribute and sell the Supplier’s proprietary/patented products in the said Territory in accordance with the terms and conditions set forth in this Agreement; and

(i)	as envisaged in the aforementioned MOU, the Supplier and Alkem have agreed that they during Phase II of their relationship the parties shall initiate discussions as regards Phase III of their relationship wherein it is proposed that the parties take steps to manufacture the Supplier’s proprietary/patented product/s in India, either through Alkem or through a Joint Venture;
CONSEQUENTLY THE PARTIES HEREBY AGREE AS FOLLOWS:
1	DEFINITIONS

In this Agreement the following terms and expressions shall have the meaning set out below.

Alkem	Shall mean Alkem Laboratories Ltd; a company incorporated in India under the Companies Act 1956, having its registered office at Exhibition Road, Patna — 800 001, and its corporate office at ALKEM HOUSE, Dev Ashish, Near Matulya Centre, SB Marg, Lower Parel, Mumbai — 400 013, India.

Field	Shall mean the field of use for applications consistent with the laws and customs of the Territory and consistent with the product claims of Supplier.

Order	Shall mean an order for Supplier’s Products submitted by Alkem.

Price Schedule	Shall mean the schedule of prices for the Supplier’s Products as agreed upon by the parties, in writing, from time to time. The current Price Schedule is set forth in

Annexure A hereto.

Sub-Distributor	Shall mean any third party (including stockists) appointed by Alkem to act for Alkem in marketing, selling and distributing Supplier’s Products in the Territory for use in the Field under this Agreement pursuant to Section 2.2.

Supplier	Shall mean Oculus Innovative Sciences, Inc., a California Corporation, having its principal place of business at: 1129 N. McDowell Blvd. Petaluma, CA 94954, USA

Supplier Improvements	Shall mean any improvements, modifications, developments or additions of the Products. Supplier Improvements shall not include any improvement, modification, development or addition developed solely for use in an application outside the Field or for a specific customer at the expense of such customer.

Product/s	Shall mean the current list of Supplier’s Products and Pricing attached in Annexure A.

Term	Shall mean the term of this Agreement as set forth in Section 10 of this Agreement.

Territory	Shall mean The Republic of India, and the Kingdom of Nepal. Alkem may not re-export Supplier’s Product beyond the Territory without written consent of Supplier.
2	MARKETING AGENCY

2.1	Supplier hereby appoints Alkem, and Alkem hereby accepts its appointment, as the exclusive Marketing Partner/Company for the Supplier’s Products in the Field throughout the Territory, with the right to import, market, re-package, sell, and distribute Supplier’s Products for use in the Field throughout the Territory in accordance with the terms and conditions of this Agreement. Alkem agrees to use all commercially reasonable efforts to successfully market Supplier’s Products throughout the Territory for use in the Field on a continuing basis throughout the Term.
2.2	Alkem may appoint third parties as sub-distributors, to act for Alkem in selling and distributing Supplier’s Products in the Territory for use in the Field as under this Agreement. Alkem shall be and remain fully responsible for each sub-distributor’s activities and the compliance by such sub-distributors of Alkem’s covenants and obligations under this Agreement. Any shipment by Supplier to any of Alkem’s sub-distributors made at the specific request of Alkem shall be invoiced by Supplier to Alkem directly.

2.3	Alkem shall not have any right to actively export, market, sell, distribute or use, or authorize any sub-distributor to export, market, sell, distribute or use, any Supplier’s Product outside of the Territory or for any use outside of the Field.

3	MINIMUM PURCHASE VOLUMES

3.1	Alkem shall use commercially reasonable efforts to place orders with the Supplier for delivery of Supplier’s Products in quantities as per the minimum volumes set forth in Annexure B.

4	ORDERING , SHIPPING AND DELIVERY

4.1	Subject to the terms of payment, the Supplier shall execute and deliver Alkem’s orders within 8 (weeks) weeks from the receipt of the order by the Supplier. Each of Alkem’s orders shall specify: (a) the product ordered, (b)the quantity of Product ordered; (c) the applicable purchase prices; and (c) delivery due date.

4.2	Alkem shall on or prior to the end of each year provide the Supplier with a quarterly non-binding rolling forecast of its orders for the products to be shipped by Supplier in each of the months covered by the forecast.

4.3	Supplier shall use its best commercially reasonable efforts to deliver the products in accordance with the applicable orders. Unless otherwise specified, Supplier shall deliver all Supplier’s Products under this Agreement CIF Mumbai shipped from Supplier’s facilities in Petaluma, California, USA; or Sittard, The Netherlands.

4.4	Should the Supplier fail to deliver the ordered quantity of the product to Alkem within *** weeks of the stated delivery schedule, Alkem shall be entitled to a *** of *** on the ***.

4.5	While Alkem shall be responsible for all packaging and labeling of Supplier’s Products sold in the territory, the Supplier shall be responsible for all such aspects of the packaging and labeling clearance in respect of which has been
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

prior obtained by Alkem from the Supplier. Alkem shall ensure that all packaging and labeling shall be in conformity with the statutory requirements within the Territory.

5	PRICING AND PAYMENT

5.1	The purchase price for each Supplier’s Product purchased by Alkem under this Agreement shall be determined in accordance with the Price Schedule as at Annexure A.

5.2	Supplier shall issue invoices for any Supplier’s Products purchased by Alkem and, Alkem shall pay each of Supplier’s invoices in accordance with the terms and conditions as stated in Annexure B.

6	MARKETING, SALES AND SERVICES

6.1	Alkem shall broadly consult the Supplier in connection with the marketing, re-packaging, sale and distribution of Supplier’s Products under this Agreement, and the Supplier shall extend all possible support in the marketing of the products in the Territory. Without limiting the generality of the foregoing, Alkem shall prepare and submit to Supplier, at least ninety (90) days prior to the commencement of each financial Year, a written plan for the marketing, sale and distribution of Supplier’s Products under this Agreement in the Territory. Alkem’s plan shall include, without limitation: (a) a description of the promotional, advertising and other marketing activities planned by Alkem for each division within the Territory (b) a budget and schedule for such activities; (c) Alkem’s best estimate of anticipated sales of Supplier’s Products in each division within the Territory and (d) a description of any training or other support to be provided by Alkem. While Alkem shall use all commercially reasonable effort to comply with the plan for each year, the Supplier shall, on Alkem’s request, provide all reasonable support, including staff training and costs thereof.

6.2	Alkem shall supply all sales and marketing material in the Field (included, but not limited to translation of promotional literature marketing materials manuals and other documentation for the Microcyn Technology); provided that as and where necessary, all such material shall be prepared by Alkem in consultation with the Supplier. Supplier shall supply Alkem, as reasonably, requested from time to time, information required in order to prepare sales and marketing materials.

6.3	Alkem shall comply with all applicable laws and regulations relating to the import, marketing, sale and distribution of Supplier’s Products under this Agreement (including, without limitation, any applicable requirements under the laws, regulations, acts, executive orders of The Republic of India and the Kingdom of Nepal.)

6.4	During the Term and for a period of 2 (two) years after the end of the Term, Alkem shall keep and maintain records of all sales and other distributions of Supplier’s Products made by Alkem or its Sub-distributors, sufficient to effectively, efficiently and economically implement any recall of any Supplier’s Product. Upon Supplier’s request, Alkem shall make such records available to Supplier and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any recall.

6.5	The Supplier shall ensure that Supplier’s Product when delivered to Alkem, or to any of its distributors as the case may be, shall have an expiry period of not less than 15 (fifteen) months.

6.6	Upon Supplier’s request, Alkem shall provide a sales status report for the period requested.

7	INTELLECTUAL PROPERTY RIGHTS

7.1	The Supplier shall be the owner of and hereby reserves any and all patents, trade secrets, trademarks and other intellectual property rights with respect to Supplier’s Products (including, without limitation, any and all Supplier Improvements.

7.2	During the tenure of this agreement, Alkem shall, as the Supplier’s exclusive licensed user within the territory, be entitled to use and commercially exploit, in relation to the Product, the Supplier’s patents, trade secrets, trademarks and other intellectual property rights.

7.3	Within the Territory and in relation to the Supplier’s product, Alkem may at its option, and in consultation with the Supplier as to the manner of use, exploit any of the Supplier’s trademarks or Alkem may develop and adopt its own trademarks for use upon and in relation to Suppliers products. Further, Alkem may at its option also opt for co-branding of the Supplier’s products. All trademarks, copyrights and other intellectual property developed by Alkem in relation to the Supplier’s products shall be the property of Alkem at all times and Alkem shall be entitled to register the same in its name.

7.4	Alkem shall immediately notify the Supplier of any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property rights of the Supplier that comes to Alkem’s attention. In the event of any such infringement, misuse, misappropriation or violation, the Supplier shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property rights of the Supplier. In connection with any such legal proceeding in the Territory, Alkem shall provide such assistance related to such proceeding as

Supplier may reasonably request (including, without limitation, in enforcing any judgment, settlement or order made in connection with such proceeding); provided that Supplier shall reimburse the expenses reasonably incurred by Alkem to provide such assistance in accordance with Supplier’s request for the same.
7.5	In the event that the Supplier, subsequent to receiving a notification from Alkem of intellectual property violation/s as hereinabove stated, fails to initiate or launch any proceedings in respect of any infringement, misuse, misappropriation of the aforesaid intellectual property of the Supplier, Alkem may initiate any proceeding/s as it deems appropriate to prevent the said infringerment, misuse or misappropriation. Costs in respect of such proceedings shall be reimbursed by the Supplier to Alkem or Alkem may adjust the same against the Supplier’s invoice.

8	INSPECTIONS, RETURNS, REPRESENTATION, WARRANTIES AND REMEDIES

8.1	In the event of any shortage, damage, discrepancy to or in relation to the Supplier’s Products, or in the event of product expiry, or in the event that any Supplier’s Product fails to comply with the warranty set forth in Section 8.4 below, Alkem shall without unreasonable delay report the same to the Supplier and shall furnish such written evidence or other documentation as the Supplier reasonably may deem appropriate and which is in the possession of Alkem. Alkem may return only such Supplier’s Product that is damaged prior to delivery or is subject to discrepancy or fails to comply with the warranties setforth in section 8 below. Further, Alkem may at its option either request the Supplier to promptly deliver, at the Supplier’s cost, replacement of the Supplier’s Products, or may request the Supplier for a credit against future purchases.

8.2	The Supplier warrants that the claims made by them in relation to patents and various intellectual properties are valid. It is further clarified that the relationship between the parties, in relation to the product, proceeds on the footing that supplier’s intellectual property rights are valid and the same would be sustained during the term of the this Agreement.

8.3	Supplier warrants to Alkem that the use, sale, offer for sale or import of Supplier’s Products in accordance with this Agreement shall not infringe any patents, trade secrets, trademarks or other intellectual property rights of any third party. The warranty set forth in this Section 8 shall not apply to use of Supplier’s Product not in accordance with the applicable manuals, instructions, label claims, and other documentation provided by Supplier, where use of Supplier’s Product in accordance with such manuals, instructions and other documentation would have avoided the infringement.

8.4	Supplier warrants to Alkem that the Supplier’s Product sold to Alkem under this Agreement shall, when delivered to Alkem, have a shelf life of not less than 15 months, and shall also meet the then effective and agreed upon specifications and shall be free from quality defects. Further, the Supplier shall guide Alkem as regards the correct procedure/methodology to be followed by Alkem during re-packaging of the product and shall also provide Alkem with specifications in respect of the container quality and volume so as to ensure that the re-packaged product maintains a shelf-life of not less than 12 months from the date of re-packaging.

8.5	Supplier hereby extends to any original purchaser of a Supplier’s Product from Alkem or its Sub-distributors pursuant to the terms of this Agreement a warranty against defects in product quality. Supplier shall be responsible for and shall bear all costs in respect of the replacement of Supplier’s Products that prove to be defective. The warranty set forth in this Section 8 shall in respect of each Supplier’s Product delivered hereunder expire upon the earlier of (a) the sterilization expiration date for the applicable Supplier’s Product, or (b) the completion of the first use of the applicable Supplier’s Product. If compulsory law in any jurisdiction within the Territory requires warranties, which are more favorable to the purchaser than stated in the foregoing sentence, Alkem shall notify Supplier hereof in writing. Should Supplier not accept to extend the warranty in accordance with compulsory requirements in the relevant jurisdiction, Supplier shall without undue delay inform Alkem hereof in writing, in which case the parties shall as soon as reasonably possible thereafter negotiate in good faith a solution acceptable to both parties.

8.6	Supplier’s representations and warranties set forth in this section 8 are exclusive and in lieu of any and all other warranties, express or implied (including, without limitation, any implied warranties of merchantability or fitness). the remedies set forth in this section 8 are exclusive and in lieu of any and all other remedies for any breach of supplier’s representations and warranties set forth in this section 8.

8.7	Supplier’s obligation to indemnify Alkem for any consequential damages on account of any breach of Supplier’s representations and warranties under this section 8 shall be in accordance with clause 9.1 of this Agreement.

9	INDEMNITY AND INSURANCE

9.1	Supplier shall indemnify, defend and hold harmless Alkem from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, or imposed upon or incurred by Alkem by reason of (i) any breach of any representation or warranty of Supplier set forth in paragraph 8 of this Agreement; (ii) total or partial recalls of Supplier’s Products; or (iii) any bodily injury caused by any alleged defects in product performance/quality of Supplier’s Products. Supplier shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Alkem with evidence of this coverage upon written request.
9.2	Alkem shall indemnify, defend and hold harmless Supplier from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, or imposed upon or incurred by Supplier by reason of (i) any breach of Alkem’s obligations under this Agreement; (ii) product claims, representations or warranties, whether written or oral, made or alleged to be made, by Alkem in its advertising, publicity, promotion or sale of any Supplier’s Product where such product claims, representations or warranties were not provided by or approved by Supplier; (iii) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark of Alkem; or (iv) negligent handling by Alkem of Supplier’s Products. Alkem shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Supplier with evidence of this coverage upon written request.

10	TERM

10.1	Unless otherwise terminated in accordance with Section 10 hereof, this Agreement shall have an initial term commencing upon signature of this Agreement and ending upon the fifth anniversary of the date of this Agreement (the “Initial Term”).

10.2	At the end of the Initial Term, this Agreement may be renewed by the parties for such additional term and upon such terms and conditions as the parties may agree to in writing.

11	EARLY TERMINATION

11.1	This Agreement shall be subject to early termination:
(i)	by either party at any time upon one hundred-eighty (180) days advance written notice to the other party if the other party fails to fulfill its obligations under this Agreement and such failure is not remedied within thirty (30) days from having received a request for such remedial action from the non-defaulting party;

(ii)	by Alkem, at its option, should the Supplier be unable to sustain the intellectual property warranties made to Alkem; or where the term of the intellectual property expires during the validity of this agreement; or where the rights afforded by any intellectual property are restricted in any manner; or where the intellectual property rights are revoked during the term of this Agreement;
(iii)	by Alkem, at its option, if the Supplier fails to execute Alkem’s orders within the time schedules mentioned in the purchase order.

(iv)	by either party immediately upon written notice if the other party should become insolvent or start negotiations about composition for the benefit of its creditors, if a petition for bankruptcy should be filed by or against the other party and is, in the latter, not dismissed within sixty (60) days or if the other party makes an assignment of all or a material part of its assets for the benefit of its creditors, other than an assignment given as security in connection with a loan or other borrowing on marketable terms by such party.

11.2	In the event of a change in control of fifty (50%) percent or more of the outstanding stock or assets of Alkem, Supplier may, at its option, terminate this Agreement.

11.3	In the event of a change in management/control of the Supplier company, the Supplier shall take all necessary actions to ensure that the said change does not affect the working of this agreement.

12	EFFECTS OF TERMINATION

Upon expiration or termination of the Term, the following shall apply:

12.1	Unless otherwise agreed upon by the parties, each party shall fulfill its obligations under any and all Orders entered into by the parties during the Term in accordance with Section 4; provided, however, that, in the event of any termination pursuant to Section 11.1(ii) or (iii), the terminating party may, at its option, cancel any outstanding Orders by giving the other party written notice of such cancellation.

12.2	The parties’ respective rights and obligations with respect to any breach of this Agreement during the Term shall survive.

12.3	The parties’ respective rights and obligations under Sections 7, 8, 11, 12, 14, 15, 16 and 17 shall survive.

12.4	Post the tenure of this agreement (whether by way of early termination or expiry), Alkem would continue to use and commercially exploit the Supplier’s intellectual properties until exhaustion of all stocks of the Supplier’s products by Alkem and or its sub-distributors.

12.5	Except as otherwise specifically provided for in Section 11, neither party shall have any liability (e.g., for any claim of damages, loss of revenue, profit or compensation, for anticipated sales or for any costs, expenses, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) to the other on account of any expiration or termination of the Term, other than any liability accruing prior to the termination of this agreement. Without limiting the generality of the foregoing, neither party shall have any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any such termination.
13	NON-COMPETITION

13.1	During the tenure of this agreement Alkem shall not, directly or indirectly (e.g., through any of its affiliates), market sell, distribute any product that competes with Supplier’s Products.

13.2	The obligations of Alkem set forth in this Section 13 shall not (i) extend to any activity or business currently carried out, directly or indirectly, by Alkem and (ii) apply if and to the extent such obligations are not permitted or enforceable under applicable laws.

14	FORCE MAJEURE

14.1	Force Majeure shall mean any event or condition, not existing on the date of signature of this Agreement, not reasonable foreseeable as of such date and without control of either party, which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder, such as an act of God, act of government, war or related actions, civil insurrection, riot, sabotage, general strike, general lockout, epidemic, fire flood windstorm and similar events.

14.2	Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

14.3	During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other may likewise suspend the performance of all or part its obligations hereunder to the extent that such suspension is commercially reasonable.

15	MISCELLANEOUS

15.1	Confidentiality

15.1.1	During the term of this Agreement and for a period of five (5) years thereafter, each party undertakes not to disclose to any third party any Confidential Information (as defined below) that the party receives from the other party and shall not be used for any other purpose than is required in order to fulfill its obligations under this Agreement.

15.1.2	For the purpose of this Agreement, Confidential Information shall include any and all technical, financial, business or other information disclosed by one party to the other verbally, in writing or in any other way, including without limitation documents, data or information related to products, technologies, know-how and trade secrets, provided that Confidential Information shall not include:

(i)	information which the receiving party can show was known by the receiving party at the time of disclosure;

(ii)	information which at the time of disclosure is in the public domain or which is published after disclosure or otherwise becomes part of the public domain through no fault of the receiving party;

(iii)	information which the receiving party can show was received by it from a third party who did not to the best knowledge of the receiving party acquire the information , directly or indirectly, from the disclosing party under an obligation of confidence.

15.1.3	Alkem shall ensure that any Sub-distributor shall accept a similar confidentiality undertaking.

15.2	Relationship Between Parties This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

15.3	Headings

The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

15.4	Notice

15.4.1	All notices or other communications to a party hereto required or permitted hereunder shall be deemed to be given if in writing and delivered personally or sent by facsimile (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

If to Supplier:

Oculus Innovative Sciences, Inc 1129 N. McDowell Blvd. Petaluma, CA 94954, USA

If to Alkem, to:

Alkem Laboratories Ltd; ALKEM House, Dev Ashish, Near Matulya Centre, S.B.Marg, Lower Parel, Mumbai — 400013, India

15.4.2	All notices shall be deemed to be given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail) or on the second day following delivery to a reputable courier.

16	GOVERNING LAW

This Agreement shall be governed, construed and enforced in accordance with the laws of the United Kingdom. In the event of any differences/disputes arising out of the performance of this Agreement, the parties hereto agree that the same shall be settled through discussions between them. If the differences/disputes remain unresolved thereafter, the same would be settled through an arbitration proceeding, to be held in London, under the substantive law/s of the United Kingdom.
17	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement with respect to the appointment of Alkem as Supplier’s Marketing Partner/Company. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

This Agreement has been executed in two (2) copies of which the parties have taken one each.

SUPPLIER		ALKEM

By:	/s/ Jim Schutz	By:	/s/ Samprada Singh

Vice President and General Counsel		Chairman

Date:	12/5/2005	Date:	12/5/2005

ANNEXURE A
TO THE
EXCLUSIVE MARKETING AGREEMENT
Between: Oculus Innovative Sciences, Inc. And Alkem Laboratories Ltd.
Description of Supplier Product/s and Pricing:
Note: Product/s brand name may be changed by mutual agreement.
(1)	Product is a Superoxidized Water known as Microcyn Technology and other trade names as listed on Supplier’s US and International web sites which may be accessed via www.oculusis.com
Price for bulk shipment (in 40 FT Containers) orders is: $USD ***/liter CIF Mumbai, shipped from Petaluma, California, USA. Or Sittard, The Netherlands PLUS ***% Royalty on the CIF value of the goods.
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

ANNEXURE B
TO THE
EXCLUSIVE MARKETING AGREEMENT
Between : Oculus Innovative Sciences, Inc. And Alkem Laboratories Ltd
Minimum Purchase Volumes to maintain pricing as established in Annexure A
Delivery Schedule to be as follows:
1.

Ordering Date	Product QTY	Terms

Prior to December 31, 2005 *	*** liters	LC 120 days usance

Prior to December 31, 2005 *	*** liters	LC 180 days usance
*	subject to Alkem receiving the necessary regulatory clearances

2.	During the calendar year 2006 and in every subsequent year till the tenure of this agreement, Alkem’s yearly purchase of the Supplier’s product shall reflect a minimum ***% year-on-year growth. The payment by Alkem to the Supplier for the said purchases shall be by irrevocable letter of credit *** days usance.
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.